Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]

February 1, 2007
                                                        Contact: Russell G. Cole
                                                               President and CEO
                                                                    978-356-8157
                                                               Timothy L. Felter
                               Senior Vice President and Chief Financial Officer
                                                                    978-356-8257

            First Ipswich Bancorp Reports Private Placement of Stock

Ipswich, MA - First Ipswich Bancorp (OTC:FIWC), the bank holding company for The First National Bank of Ipswich (the "Bank"), reported today the Company has completed the placement of 125,000 shares of its common stock and warrants to purchase up to an additional 25,000 shares of common stock over a three-year period. Gross proceeds from the private placement totaled $1 million.

First Ipswich Bancorp will use the proceeds to support future profitable growth through the implementation of a focused and disciplined strategic process. Russ Cole, President & CEO stated, "This will enable the Bank to continue the growth of its quality loan portfolio and achieve the goal of becoming a high performing community bank. Our people and their dedication to serving our clients remain our most valuable assets. The key to our future success is enhancing the breadth of our core relationships through superior personal service."

Neither the shares of common stock nor the warrants sold in the private placement have been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Word such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.

These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as the result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.

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